EXHIBIT INDEX

(h)(10) Transfer Agency Agreement, dated May 1, 2003, between Registrant on behalf of AXP Blue Chip Advantage Fund, AXP Mid Cap Index Fund, AXP S&P 500 Index Fund and AXP Small Company Index Fund and American Express Client Service Corporation.

(h)(14) Fee Waiver Agreement, dated Sept. 9, 1999, between American Express Financial Corporation, American Express Client Service Corporation and AXP Market Advantage Series, Inc. on behalf of AXP International Equity Index Fund, AXP Mid Cap Index Fund, AXP Nasdaq 100 Index Fund, AXP S&P 500 Index Fund and AXP Total Stock Market Index Fund.

(h)(15) Amendment to Fee Waiver Agreement, dated Jan.31, 2001, between AXP International Equity Index Fund, AXP Mid Cap Index Fund, AXP Nasdaq 100 Index Fund, AXP S&P 500 Index Fund, AXP Total Stock Market Index Fund, American Express Financial Corporation and American Express Client Service Corporation.